NEWS RELEASE

FOR IMMEDIATE RELEASE

Pacira Pharmaceuticals, Inc. Reports Third Quarter 2017 Financial Results

-- EXPAREL® net product sales of $66.8 million up 3% over prior year third quarter --
-- Full-year EXPAREL net product sales guidance revised to $280 to $285 million --
-- Conference Call Today at 8:30 a.m. ET --

PARSIPPANY, N.J., November 8, 2017 - Pacira Pharmaceuticals, Inc. (NASDAQ: PCRX) today announced consolidated financial results for the third quarter ended September 30, 2017.

“We continue to make important progress during 2017 as we advance our strategy to expand the role of EXPAREL as the only long-acting local analgesic capable of providing non-opioid pain control during the most intense period of postsurgical pain,” said Dave Stack, chairman and chief executive officer of Pacira. “Recent highlights include the FDA acceptance of our sNDA for nerve block; the publication of new research quantifying the devastating impact of opioids for postsurgical pain; a unique collaboration with Aetna to reduce opioid use associated with impacted wisdom teeth extractions; and the advancement of our important partnership with J&J.”

“During the quarter we generated year over year EXPAREL growth despite fewer selling days and the impact of weather in areas of the southern United States representing about 20 percent of our business. From our commercial initiatives and current trends however; we remain confident in the growth potential of EXPAREL and our steadfast commitment to reducing the use of opioids for postsurgical pain.”

Recent Highlights

•
U.S. Food and Drug Administration (FDA) Acceptance of Supplementary New Drug Application for Nerve Block. In October, the FDA accepted the company’s resubmission of its supplemental new drug application (sNDA) seeking expansion of the EXPAREL® (bupivacaine liposome injectable suspension) label to include administration via nerve block for prolonged regional analgesia. If approved, EXPAREL could help eliminate the need for cumbersome devices like pumps and catheters and shift numerous procedures to an outpatient setting. The expected action date for the FDA under the Prescription Drug User Fee Act (PDUFA) is April 6, 2018.

•
Provided Invited Testimony at White House Opioid Crisis Commission Meeting. In September, Pacira Chief Executive Officer Dave Stack testified before President Trump’s Commission on Combating Drug Addiction and the Opioid Crisis. The Commission, led

by New Jersey Governor Chris Christie, was created to study ways to combat and treat drug abuse, addiction and the opioid crisis. Stack provided insights into the critical nature of clinician and patient access to non-opioid medications that can effectively manage postsurgical pain while reducing opioid requirements.

•
Published New Research Highlighting Serious Threats Associated with Overprescribing Postsurgical Opioids. Newly published research, conducted by the QuintilesIMS Institute, shows individuals undergoing surgery are at particular risk for long-term opioid use. An overwhelming majority of patients (nine in 10) are exposed to opioids to manage postsurgical pain, and those given prescriptions received an average of 85 pills each. In addition, nearly 3 million individuals who had surgery in 2016 became persistent opioid users, according to the research. This report, The United States for Non-Dependence, represents the most current analysis of national trends in opioid prescribing.

•
Collaboration with Aetna and the American Association of Oral and Maxillofacial Surgeons to Reduce Opioid Use. In September, Pacira announced a nationwide collaboration with Aetna and the American Association of Oral and Maxillofacial Surgeons (AAOMS) aimed at reducing the number of opioid tablets prescribed to patients undergoing impacted third molar extraction by at least 50 percent through the utilization of EXPAREL to provide prolonged non-opioid postsurgical pain control.

•
Multiple EXPAREL Data Presentations at the New York School of Regional Anesthesia Annual Fall Symposium. In September, the company presented three posters evaluating the use of EXPAREL administered as a regional nerve block to manage postsurgical pain at the New York School of Regional Anesthesia’s (NYSORA) 16th Annual Symposium on Regional Anesthesia, Pain and Perioperative Medicine.

Third Quarter 2017 Financial Results

•
EXPAREL net product sales were $66.8 million in the third quarter of 2017, a 3% increase over the $64.9 million reported for the third quarter of 2016. There were two fewer selling days in the third quarter of 2017 compared to the third quarter of 2016.

•
Total revenues were $67.3 million in the third quarter of 2017, a 1% decrease versus the $68.4 million reported for the third quarter of 2016, primarily related to the discontinuation of DepoCyt(e) and lower collaborative licensing and milestone revenue.

•	Total operating expenses were $70.9 million in the third quarter of 2017, compared to $89.2 million in the third quarter of 2016.

•
GAAP net loss was $7.6 million, or $(0.19) per share (basic and diluted), in the third quarter of 2017, compared to a GAAP net loss of $22.2 million, or $(0.59) per share (basic and diluted), in the third quarter of 2016.

•
Non-GAAP net income was $4.4 million, or $0.11 per share (basic and diluted) in the third quarter of 2017, compared to non-GAAP net income of $8.0 million, or $0.22 per share (basic) and $0.20 per share (diluted), in the third quarter of 2016.

•	Pacira ended the third quarter of 2017 with cash, cash equivalents, short-term and long-term investments (“cash”) of $374.9 million.

•	Pacira had 40.5 million basic weighted average shares of common stock outstanding in the third quarter of 2017.

•	For non-GAAP measures, Pacira had 41.4 million diluted weighted average shares of common stock outstanding in the third quarter of 2017.

2017 Outlook

Pacira is updating its full year 2017 sales guidance and reiterating its remaining financial guidance as follows:

•	EXPAREL net product sales of $280 million to $285 million from its previously guided range of $290 million to $310 million.

•	Non-GAAP gross margins of approximately 70%.

•	Non-GAAP research and development (R&D) expense of $50 million to $60 million.

•	Non-GAAP selling, general and administrative (SG&A) expense of $145 million to $155 million.

•	Stock-based compensation of $30 million to $35 million.

See “Non-GAAP Financial Information” and “Reconciliations of GAAP to Non-GAAP 2017 Financial Guidance” below.

Today’s Conference Call and Webcast Reminder

The Pacira management team will host a conference call to discuss the company’s financial results and recent developments today, Wednesday, November 8, 2017, at 8:30 a.m. ET. The call can be accessed by dialing 1-877-845-0779 (domestic) or 1-720-545-0035 (international) ten minutes prior to the start of the call and providing the Conference ID 96590192.

A replay of the call will be available approximately two hours after the completion of the call and can be accessed by dialing 1-855-859-2056 (domestic) or 1-404-537-3406 (international) and providing the Conference ID 96590192. The replay of the call will be available for two weeks from the date of the live call.

The live, listen-only webcast of the conference call can also be accessed by visiting the “Investors & Media” section of the company’s website at investor.pacira.com. A replay of the webcast will be archived on the Pacira website for two weeks following the call.

Non-GAAP Financial Information

This press release contains financial measures that do not comply with U.S. generally accepted accounting principles (GAAP), such as non-GAAP net income (loss), non-GAAP cost of goods sold, non-GAAP gross margins, non-GAAP research and development (R&D), non-GAAP selling, general and administrative (SG&A) and non-GAAP product discontinuation expenses, because such measures exclude stock-based compensation, amortization of debt discount, loss on early extinguishment of debt, a contract termination fee with CrossLink BioScience, LLC, or CrossLink, exit costs related to the discontinuation of DepoCyt(e) production and inventory and related reserves from 2016.

These measures supplement the company’s financial results prepared in accordance with GAAP. Pacira management uses these measures to better analyze its financial results, estimate its future cost of goods sold, gross margins, R&D and SG&A outlook for 2017 and to help make managerial decisions. In management’s opinion, these non-GAAP measures are useful to investors and other users of our financial statements by providing greater transparency into the operating performance at Pacira and the company’s future outlook. Such measures should not be deemed to be an alternative to GAAP requirements or a measure of liquidity for Pacira. Non-GAAP measures are also unlikely to be comparable with non-GAAP disclosures released by other companies. See the tables below for a reconciliation of GAAP to non-GAAP measures, and a reconciliation of our GAAP to non-GAAP 2017 financial guidance for gross margins, R&D and SG&A.

About Pacira

Pacira Pharmaceuticals, Inc. (NASDAQ:PCRX) is a specialty pharmaceutical company dedicated to advancing and improving postsurgical outcomes for acute care practitioners and their patients. The company’s flagship product, EXPAREL® (bupivacaine liposome injectable suspension), is redefining pain management after surgery as an opioid-free alternative indicated for single-dose infiltration into the surgical site to produce postsurgical analgesia. EXPAREL utilizes DepoFoam®, a unique and proprietary product delivery technology that encapsulates drugs without altering their molecular structure, and releases them over a desired period of time. To learn more about Pacira, including the corporate mission to reduce overreliance on opioids, visit www.pacira.com.

About EXPAREL®

EXPAREL (bupivacaine liposome injectable suspension) is currently indicated for single-dose infiltration into the surgical site to produce postsurgical analgesia. The product combines bupivacaine with DepoFoam®, a proven product delivery technology that delivers medication over a desired time period. EXPAREL represents the first and only multivesicular liposome local anesthetic that can be utilized in the peri- or postsurgical setting. By utilizing the DepoFoam platform, a single dose of EXPAREL delivers bupivacaine over time, providing significant reductions in cumulative pain score with up to a 45 percent decrease in opioid consumption; the clinical benefit of the opioid reduction was not demonstrated. Additional information is available at www.EXPAREL.com.

Important Safety Information

EXPAREL is contraindicated in obstetrical paracervical block anesthesia. In clinical trials, the most common adverse reactions (incidence ≥10%) following EXPAREL administration were nausea, constipation, and vomiting. EXPAREL is not recommended to be used in the following patient population: patients <18 years old and/or pregnant patients. Because amide-type local anesthetics, such as bupivacaine, are metabolized by the liver, EXPAREL should be used cautiously in patients with hepatic disease. Patients with severe hepatic disease, because of their inability to metabolize local anesthetics normally, are at a greater risk of developing toxic plasma concentrations. EXPAREL is not recommended for the following types or routes of administration: epidural, intrathecal, regional nerve blocks, or intravascular or intra-articular use. Non-bupivacaine-based local anesthetics, including lidocaine, may cause an immediate release of bupivacaine from EXPAREL if administered together locally. The administration of EXPAREL may follow the administration of lidocaine after a delay of 20 minutes or more. Formulations of  bupivacaine other than EXPAREL should not be administered within 96 hours following administration of EXPAREL. Central Nervous System (CNS) Reactions: There have been reports of adverse neurologic reactions with the use of local anesthetics. These include persistent anesthesia and paresthesias. CNS reactions are characterized by excitation and/or depression. Cardiovascular System Reactions: Toxic blood concentrations depress cardiac conductivity and excitability which may lead to dysrhythmias sometimes leading to death. Allergic Reactions: Allergic-type reactions (eg, anaphylaxis and angioedema) are rare and may occur as a result of hypersensitivity to the local anesthetic or to other formulation ingredients. Chondrolysis: There have been reports of chondrolysis (mostly in the shoulder joint) following intra-articular infusion of local anesthetics, which is an unapproved use.

Forward Looking Statements

Any statements in this press release about the company’s future expectations, plans, outlook and prospects, and other statements containing the words “believes,” “anticipates,” “plans,” “estimates,” “expects,” “intends,” “may” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including risks relating to: the success of the company’s sales and manufacturing efforts in support of the commercialization of EXPAREL; the rate and degree of market acceptance of EXPAREL and the company’s other products; the size and growth of the potential markets for EXPAREL and the company’s ability to serve those markets; the company’s plans to expand the use of EXPAREL to additional indications and opportunities, and the timing and success of any related clinical trials; the related timing and success of United States Food and Drug Administration supplemental New Drug Applications; the outcome of the U.S. Department of Justice inquiry; the company’s plans to evaluate, develop and pursue additional DepoFoam-based product candidates; clinical trials in support of an existing or potential DepoFoam-based product; the company’s commercialization and marketing capabilities; the company’s and Patheon UK Limited’s ability to successfully and timely construct dedicated EXPAREL manufacturing suites; and other factors discussed in the “Risk Factors” of the company’s most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and in other filings that the company periodically makes with the SEC. In addition, the forward-looking statements included in this press release represent the company’s views as of the date of this press release. Important factors could cause actual results to differ materially from those indicated or implied by forward-looking statements, and as such the company anticipates that subsequent events and developments will cause its views to change. However, while the company may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the company’s views as of any date subsequent to the date of this press release.

Investor Contact:
Susan Mesco, (973) 451-4030
susan.mesco@pacira.com

Media Contact:
Coyne Public Relations
Alyssa Schneider, (973) 588-2270
aschneider@coynepr.com

(Tables to Follow)

Pacira Pharmaceuticals, Inc.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	September 30, 2017	December 31, 2016
ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$294,080	$172,597
Accounts receivable, net	27,021	29,937
Inventories, net	39,112	31,278
Prepaid expenses and other current assets	5,622	9,277
Total current assets	365,835	243,089
Long-term investments	80,807	—
Fixed assets, net	105,947	101,016
Goodwill	52,956	46,737
Other assets	545	624
Total assets	$606,090	$391,466

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$12,278	$7,511
Accrued expenses	39,701	37,261
Convertible senior notes (1)	320	—
Income taxes payable	38	66
Total current liabilities	52,337	44,838
Convertible senior notes (2)	272,721	108,738
Other liabilities	16,232	18,914
Total stockholders’ equity	264,800	218,976
Total liabilities and stockholders’ equity	$606,090	$391,466

(1) $320 thousand relates to our 3.25% convertible senior notes due 2019. These notes are classified as current at September 30, 2017 because the note holders can convert any time during the quarter ended December 31, 2017. These convertible senior notes were classified as non-current at December 31, 2016.

(2) At September 30, 2017, $272.7 million relates to our 2.375% convertible senior notes due 2022 that are not currently convertible. $108.7 million at December 31, 2016 relates to our 3.25% convertible senior notes due 2019, the remaining balance of which is now classified in current liabilities at September 30, 2017 as explained in footnote 1 above.

Pacira Pharmaceuticals, Inc.
Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Net product sales:
EXPAREL	$66,780	$64,869	$204,254	$194,374
DepoCyt(e) and other product sales	171	1,250	1,261	3,935
Total net product sales	66,951	66,119	205,515	198,309
Collaborative licensing and milestone revenue	26	1,357	361	3,069
Royalty revenue	358	879	1,676	2,091
Total revenues	67,335	68,355	207,552	203,469

Operating expenses:
Cost of goods sold	18,228	43,152	66,621	86,483
Research and development	11,775	9,754	47,262	28,609
Selling, general and administrative	40,644	36,314	122,316	117,940
Product discontinuation	260	—	4,754	—
Total operating expenses	70,907	89,220	240,953	233,032
Loss from operations	(3,572)	(20,865)	(33,401)	(29,563)

Other (expense) income:
Interest income	1,068	346	2,805	923
Interest expense	(5,127)	(1,601)	(12,942)	(5,203)
Loss on early extinguishment of debt (1)	—	—	(3,732)	—
Other, net	79	(8)	169	(8)
Total other expense, net	(3,980)	(1,263)	(13,700)	(4,288)
Loss before income taxes	(7,552)	(22,128)	(47,101)	(33,851)
Income tax expense	(45)	(36)	(105)	(126)
Net loss	$(7,597)	$(22,164)	$(47,206)	$(33,977)

Net loss per share:
Basic and diluted net loss per common share	$(0.19)	$(0.59)	$(1.19)	$(0.91)
Weighted average common shares outstanding:
Basic and diluted	40,463	37,312	39,540	37,171

(1) Amount relates to the loss on early extinguishment from our repurchase of $118.2 million of principal amount of our 3.25% convertible senior notes due 2019.

Pacira Pharmaceuticals, Inc.
Reconciliation of GAAP to Non-GAAP Financial Information
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016

GAAP net loss	$(7,597)	$(22,164)	$(47,206)	$(33,977)

Non-GAAP adjustments:
Stock-based compensation	8,663	7,361	23,407	23,516
Inventory and related reserves (1)	—	21,949	—	21,949
Loss on early extinguishment of debt	—	—	3,732	—
Amortization of debt discount	3,003	1,022	7,365	3,066
CrossLink contract termination fee	—	(122)	—	7,062
Product discontinuation costs	332	—	5,334	—
Total Non-GAAP adjustments	11,998	30,210	39,838	55,593

Non-GAAP net income (loss)	$4,401	$8,046	$(7,368)	$21,616

GAAP basic and diluted net loss per common share	$(0.19)	$(0.59)	$(1.19)	$(0.91)

Non-GAAP basic net income (loss) per common share	$0.11	$0.22	$(0.19)	$0.58
Non-GAAP diluted net income (loss) per common share	$0.11	$0.20	$(0.19)	$0.53

Weighted average common shares outstanding - basic	40,463	37,312	39,540	37,171
Weighted average common shares outstanding - diluted	41,386	40,246	39,540	40,744

Cost of goods sold reconciliation:
GAAP cost of goods sold	$18,228	$43,152	$66,621	$86,483
Stock-based compensation	(1,502)	(1,627)	(4,272)	(4,786)
Product discontinuation inventory	(72)	—	(580)	—
Inventory and related reserves (1)	—	(21,949)	—	(21,949)
Non-GAAP cost of goods sold	$16,654	$19,576	$61,769	$59,748

Research and development reconciliation:
GAAP research and development	$11,775	$9,754	$47,262	$28,609
Stock-based compensation	(824)	(690)	(2,128)	(2,598)
Non-GAAP research and development	$10,951	$9,064	$45,134	$26,011

Selling, general and administrative reconciliation:
GAAP selling, general and administrative	$40,644	$36,314	$122,316	$117,940
Stock-based compensation	(6,337)	(5,044)	(17,007)	(16,132)
CrossLink contract termination fee	—	122	—	(7,062)
Non-GAAP selling, general and administrative	$34,307	$31,392	$105,309	$94,746

Product discontinuation reconciliation:
GAAP product discontinuation	$260	$—	$4,754	$—
Product discontinuation costs	(260)	—	(4,754)	—
Non-GAAP product discontinuation	$—	$—	$—	$—
(1) - In the third quarter of 2016, the Company recorded a $21.9 million charge to cost of goods sold to fully reserve $20.7 million for the cost of EXPAREL batches impacted by a routine stability test that did not meet required specifications and $1.2 million for an estimated number of replacement boxes and other related costs.

Pacira Pharmaceuticals, Inc.
Reconciliation of GAAP to Non-GAAP 2017 Financial Guidance
(dollars in millions)

GAAP to Non-GAAP Guidance	GAAP	Stock-Based Compensation and Other	Non-GAAP
EXPAREL net product sales	$280 to $285	—	—
Gross margin	Approx. 68%	Approx. 2% (1)	Approx. 70%
Research and development expense	$52 to $64	$2 to $4	$50 to $60
Selling, general and administrative expense	$167 to $180	$22 to $25	$145 to $155
Stock-based compensation	$30 to $35	—	—

(1) GAAP to Non-GAAP reconciliation for gross margins includes the impact of an $0.6 million write off of DepoCyt(e) inventory recorded in the nine months ended September 30, 2017.